EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 2, 2005, with respect to the consolidated statement of operations, comprehensive loss, stockholders’ equity and cash flows of ANADIGICS, Inc. for the year ended December 31, 2004 and the information for the year ended December 31, 2004 included in the related financial statement schedule of ANADIGICS, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 6, 2007